UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No.12)*

                    INTERNATIONAL FAMILY ENTERTAINMENT, INC.
                                (Name of Issuer)

                 Class B Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   45950M 10 6
                                 (CUSIP Number)

Randy J. Morell, Vice President, Associate General Counsel and Assistant Secretary; The Christian Broadcasting Network, Inc., 977 Centerville Turnpike, Virginia Beach, VA 23463; (757) 579-5768
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 August 1, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4) check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

      ------------------------
      CUSIP No.  45950M 10 6
                ------------
      ------------------------

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          The Christian Broadcasting Network, Inc.
          54-0678752

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)                                               (a)

                                                                      (b)


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         SOURCE OF FUNDS (See Instructions)


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Virginia
--------- ----------------------------------------------------------------------
---------------------------- --------- -----------------------------------------
                             7         SOLE VOTING POWER

                                       0
                             --------- -----------------------------------------
                             --------- -----------------------------------------
         NUMBER OF           8         SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    0
         OWNED BY
           EACH              --------- -----------------------------------------
         REPORTING           --------- -----------------------------------------
          PERSON             9         SOLE DISPOSITIVE POWER
           WITH
                                       0

                             --------- -----------------------------------------
                             --------- -----------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       0
---------------------------- --------- -----------------------------------------
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

                  CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                               (AMENDMENT NO. 12)

                                  STATEMENT OF
                    THE CHRISTIAN BROADCASTING NETWORK, INC.
                        Pursuant to Section 13 (d) of the
                         Securities Exchange Act of 1934

                                  in respect of
                    INTERNATIONAL FAMILY ENTERTAINMENT, INC.


Item 1.  Security and Issuer

        This Statement on Schedule 13D relates to the Class B Common Stock, par value $0.01 per share of International Family Entertainment, Inc., a Delaware corporation, which has its principal executive offices at 2877 Guardian Lane, Virginia Beach, Virginia 23452. The Statement on Schedule 13D filed by The Christian Broadcasting Network, Inc. dated May 21, 1992, as amended by Amendment No. 1 dated July 23, 1992, Amendment No. 2 dated February 3, 1993, Amendment No. 3 dated April 28, 1993, Amendment No. 4 dated November 24, 1993, Amendment No. 5 dated January 21, 1994, Amendment No. 6 dated January 20, 1995, Amendment No. 7 dated February 17, 1995, Amendment No. 8 dated April 6, 1995, Amendment No. 9 dated May 5, 1995, Amendment No. 10 dated February 1, 1996, and Amendment No. 11 dated June 23, 1997, is hereafter referred to collectively as the "Schedule 13D."

        On August 1, 1997, the transactions described in Item 4 of Amendment No. 11 of the Schedule 13D were consummated.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set form in this statement is true, complete and correct.

Date:  August 20, 1997

                                 THE CHRISTIAN BROADCASTING NETWORK, INC.

                                By:/s/ Randy J. Morell
                                   ______________________________________
                                   Randy J. Morell
                                   Vice President, Associate General Counsel
                                   and Assistant Secretary